                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        WHEELABRATOR TECHNOLOGIES INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

           The Board of Directors of Wheelabrator Technologies Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                     LOGO

               4 LIBERTY LANE WEST, HAMPTON, NEW HAMPSHIRE 03842

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                APRIL 30, 1997

  You are cordially invited to attend the annual meeting of stockholders of Wheelabrator Technologies Inc. which will be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware on Wednesday, April 30, 1997, at 10:00 a.m., Eastern time, for the following purposes:

    1. To elect directors.

    2. To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 19, 1997 are entitled to vote at the meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware, for a period of 10 days prior to the meeting.

  It is important that your shares be represented at the meeting regardless of how many shares you hold. Whether or not you intend to attend in person, we urge you to mark, date and sign the enclosed proxy and return it in the enclosed envelope, which does not require postage if mailed in the United States.

                                          LOGO

                                          Thomas A. Witt
                                          Secretary

Hampton, New Hampshire
March 28, 1997

               YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED
                  PROXY AND RETURN IT PROMPTLY. THE PROXY IS
                    REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                                                Printed on recycled paper  LOGO

                                     LOGO

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                APRIL 30, 1997

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Wheelabrator Technologies Inc. ("WTI" or the "Company") of proxies for use at the annual meeting of stockholders of WTI to be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware at 10:00 a.m., Eastern time, on April 30, 1997, and at any adjournment or adjournments thereof. Proxies properly executed and returned in a timely manner will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, they will be voted for the election of the nominees named as directors and on other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the meeting, by written notice to the Secretary of WTI or by delivery of a later-dated proxy.

  Election of each director requires a plurality of the votes of the shares of WTI's common stock present in person or represented by proxy and entitled to vote at the meeting. Approval of any other matter submitted to the stockholders for their consideration requires the affirmative vote of the holders of a majority of the shares of WTI's common stock present in person or by proxy and entitled to vote at the meeting. An automated system administered by WTI's transfer agent is used to tabulate the votes represented by proxy. Ballots submitted at the meeting are tabulated by hand. Abstentions and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the meeting constitute a quorum. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  WTI's principal executive offices are located at 4 Liberty Lane West, Hampton, New Hampshire 03842 (telephone 603/929-3000). It is expected that proxy materials will be mailed to stockholders beginning on or about March 28, 1997.

                     SHARES OUTSTANDING AND VOTING RIGHTS

  Only stockholders of record at the close of business on March 19, 1997 are entitled to vote at the annual meeting of stockholders. The only voting stock of WTI outstanding is its common stock, of which 161,597,573 shares were outstanding as of the close of business on March 19, 1997.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information concerning ownership of WTI shares of common stock. Management knows of no person, other than as set forth below, who, as of February 1, 1997, owned more than 5% of WTI's outstanding capital stock.

        TITLE OF        NAME AND ADDRESS      AMOUNT AND NATURE OF   PERCENT
         CLASS         OF BENEFICIAL OWNER    BENEFICIAL OWNERSHIP   OF CLASS
        --------       -------------------    --------------------   --------
      Common Stock  WMX Technologies, Inc.        104,621,810(1)(2)    64.8%
                     3003 Butterfield Road
                     Oak Brook, Illinois 60521

--------
(1) WMX Technologies, Inc. ("WMX") has sole voting and investment power over all such shares. WTI and WMX have entered into various agreements relating to certain restrictions on disposition by WMX of common stock of WTI owned by WMX, WMX's right to purchase shares of WTI's common stock, and registration rights (both demand and participation). Additional information regarding the relationships between WTI and WMX is set forth below under the caption "Certain Transactions and Other Matters."

(2) Dean L. Buntrock and Donald F. Flynn may be deemed to beneficially own the shares of WTI common stock beneficially owned by WMX and shown in the table above because each such person may be deemed to be an affiliate of WMX. Each such person disclaims any beneficial ownership of such WTI shares.

                             ELECTION OF DIRECTORS

  Three directors are to be elected at the meeting. All of the persons named below are serving as directors as of the date of this proxy statement and have been designated by the Board of Directors as nominees for election as directors for a term expiring at the annual meeting of stockholders in 2000. Mr. Paul M. Montrone, who had served as a director of WTI or a predecessor thereto since prior to 1989, resigned from the Board of Directors on January 30, 1997. Mr. William M. Daley, who had served as a director of WTI since December 1993 and from August 1992 until August 1993, resigned on January 30, 1997 upon his confirmation as U.S. Secretary of Commerce. Mr. Phillip B. Rooney, who had served as a director of WTI or a predecessor thereto since September 1988 and as Chairman of the Board of WTI since November 1990, resigned from those positions on February 17, 1997.

  Unless otherwise instructed, properly executed proxies which are returned in a timely manner will be voted for election of the three nominees. If, however, any of such nominees should be unable or should fail to act as a nominee because of an unexpected occurrence, the proxies will be voted for such other person as will be determined by the holders of the proxies in their discretion, or the Board of Directors may make an appropriate reduction in the number of directors to be elected. Two additional classes of directors named below have terms which expire in 1998 and 1999, respectively. In March 1997, in order to equalize the number of directors in each class, the Board of Directors (with the consent of Mr. Kehoe) moved Mr. Kehoe from the class whose term expires in 1999 to the class whose term expires in 1998.

  As used herein, "WM International" means Waste Management International plc, a subsidiary of WMX owned approximately 56% by WMX, 12% by WTI and 12% by Rust International Inc. ("Rust"), a company owned 60% by WMX and 40% by WTI.

NOMINEES FOR TERMS EXPIRING AT ANNUAL MEETING IN 2000:

                  DEAN L. BUNTROCK, age 65, has been a director of WTI or a
LOGO predecessor thereto since September 1988 and Chairman of the Board since March 1997. Mr. Buntrock has been a director and Chairman of the Board of WMX since 1968 and served as its Chief Executive Officer from 1968 until June 1996. Since February 17, 1997, he has served WMX as its Acting Chief Executive Officer. Mr. Buntrock was President of WMX from September 1980 to November 1984. Mr. Buntrock is also a director of Boston Chicken, Inc. and WM International.

                  JAMES E. KOENIG, age 49, has been a director of WTI since
                September 1990. Mr. Koenig served as Vice President, Chief Financial Officer and Treasurer of WTI from November 1990 to May 1993. Mr. Koenig has served as Executive Vice President of WMX since February 1997. He served as Senior Vice President of WMX from May 1992 until February 1997, as Chief Financial Officer of WMX from December 1989 until February 1997 and as Vice President and Treasurer of WMX from December 1986 until July 1996. Mr. Koenig is also a director of WM International and OHM Corporation.
LOGO

                  LT. GEN. THOMAS P. STAFFORD, age 66, has been a director of
                WTI or a predecessor thereto since September 1987. Lt. Gen. Stafford has been a consultant with General Technical Services, Inc. (consulting) since 1984. He is co-founder and has been Vice Chairman of Stafford, Burke and Hecker, Inc., a Washington-based consulting firm, since 1982. After serving as an astronaut for a number of years, he retired in 1979 from the U.S. Air Force as Deputy Chief of Staff for Research, Development and Acquisition and became Vice Chairman of Gibraltar Exploration Limited, an oil and gas exploration and production company. Lt. Gen. Stafford is Chairman of the Board of the Omega Watch Corporation of America, and is a director of Tremont, Inc., Seagate Technologies, Inc., CMI, Inc., Pacific Scientific Company, Allied-Signal, Inc., Fisher Scientific International Inc. ("Fisher Scientific"), Wackenhut, Inc. and Tracor Inc.

LOGO

DIRECTORS WHOSE TERMS EXPIRE AT ANNUAL MEETING IN 1998:

                  JOHN M. KEHOE, JR., age 63, has been a director of WTI since
LOGO May 1996. He has been President and Chief Executive Officer of WTI since January 1997. From January 1993 until January 1997, Mr. Kehoe was President and Chief Operating Officer of WTI. He was Vice President of WTI from December 1991 through December 1992. Since November 1990, Mr. Kehoe has also served as President of Wheelabrator Environmental Systems Inc., a subsidiary of WTI.


                  PAUL M. MEISTER, age 44, has been a director of WTI since
    LOGO January 1997, and previously served as a director of WTI or a predecessor thereto from September 1988 until May 1992. He also served as Managing Director of WTI or a predecessor thereto from September 1987 until November 1990, and he served as Executive Vice President--Finance and Administration of WTI from December 1989 until November 1990. Mr. Meister has been Senior Vice President--Chief Financial Officer of Fisher Scientific, a provider of scientific equipment and supplies, since 1991. Mr. Meister is a director of The General Chemical Group Inc., Power Control Technologies Inc., and Minerals Technologies Inc.

                  EDWARD J. NOHA, age 69, has been a director of WTI since
                January 1997. Since October 1992, Mr. Noha has been Chairman of the Board of Directors of CNA Financial Corporation, an insurance holding company. Previously he served as Chairman of the Board of Directors and Chief Executive Officer of the CNA Insurance Companies since February 1975. Mr. Noha is a director of Loews Corporation.
    LOGO

DIRECTORS WHOSE TERMS EXPIRE AT ANNUAL MEETING IN 1999:


                  DONALD F. FLYNN, age 57, has been a director of WTI or a
LOGO predecessor thereto since September 1988. From February 1988 to the present, Mr. Flynn has served as Chairman of the Board and President of Flynn Enterprises, Inc., a financial advisory and venture capital firm. From July 1992 until February 1996 and May 1995, respectively, Mr. Flynn served as the Chairman of the Board and Chief Executive Officer of Discovery Zone, Inc., an operator of indoor entertainment and fitness facilities designed for children. In March 1996, Discovery Zone, Inc. announced that it filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code. He was Senior Vice President of WMX from May 1975 to January 1991. Mr. Flynn also serves as a director of WMX, Extended Stay America, Inc., Psychemedics Corporation and WM International.

LOGO              KAY HAHN HARRELL, age 56, has been a director of WTI since
                May 1995. Since April 1993, Ms. Harrell has been Chairperson and Chief Executive Officer of Fairmarsh Consultants, which provides investment and financial consulting services. Prior thereto, Ms. Harrell had been Senior Vice President and Director of Investment Research of The Chicago Corporation, an investment banking firm, for more than five years.

                  MANUEL SANCHEZ, age 49, has been a director of WTI since
LOGO August 1992. Mr. Sanchez is a co-founder and has been managing partner of the Chicago law firm of Sanchez & Daniels since April 1987. From 1981 to 1987 he was a partner at the law firm of Hinshaw, Culbertson, Moelmann, Hoban & Fuller. Mr. Sanchez is also a director of Metropolitan Bank and Trust Company.

                      SECURITIES OWNERSHIP OF MANAGEMENT

OWNERSHIP OF WTI COMMON STOCK

  The following table sets forth certain information, as of February 1, 1997, as to the beneficial ownership of common stock of WTI by the directors of WTI, the Chief Executive Officer of WTI, the four other most highly compensated executive officers of WTI as of December 31, 1996, and all directors, nominees and persons serving as executive officers of WTI as a group:

                                       NUMBER OF SHARES OF WTI
                                             COMMON STOCK       PERCENT OF WTI
      NAME                             BENEFICIALLY OWNED(1)(2) COMMON STOCK(2)
      ----                             ------------------------ ---------------
      Dean L. Buntrock................          116,377(3)(4)           *
      Donald F. Flynn.................           45,245(3)              *
      Kay Hahn Harrell................            7,000                 *
      John M. Kehoe, Jr...............          360,293                 *
      James E. Koenig.................          121,500                 *
      Paul M. Meister.................           50,000                 *
      Edward J. Noha..................                0                 *
      Phillip B. Rooney...............          374,769                 *
      Manuel Sanchez..................           30,000(4)              *
      Lt. Gen. Thomas P. Stafford.....           30,212                 *
      John J. Goody...................           29,202                 *
      Richard S. Haak, Jr.............           41,673                 *
      John D. Sanford.................          138,790                 *
      All directors, nominees and
       executive officers as a group
       including persons named above
       (15 persons)...................        1,383,698               1.0

--------
*  Less than one percent.
(1) The above named persons and members of such group have sole voting power and sole investment power over WTI shares listed, except (i) WTI shares covered by options exercisable within 60 days of February 1, 1997; (ii) WTI shares held pursuant to WTI's Savings and Retirement Plan; (iii) 1,500 WTI shares over which Mr. Koenig has shared voting and investment power with his spouse; and (iv) 10,000 WTI shares that may be deemed to be beneficially owned by each of Messrs. Buntrock, Flynn and Rooney as a result of restricted units granted pursuant to WTI's Restricted Unit Plan for Non-Employee Directors. Such restricted units are the only restricted units remaining outstanding under such plan, and no further restricted units will be granted under such plan. At the time any of Messrs. Buntrock, Flynn or Rooney cease to be a member of the Board, such person will receive 10,000 shares of WTI common stock or, at the discretion of the Board, the cash equivalent thereof. Such persons disclaim any beneficial ownership of the WTI shares represented by such restricted units.
(2) The numbers and percentages of WTI shares owned by the above named persons and the members of such group assume, in each case, that currently outstanding stock options covering WTI shares which were exercisable within 60 days of February 1, 1997 had been exercised by that person or group as follows: Ms. Harrell--6,000; Mr. Haak--39,449; Mr. Kehoe-- 343,913; Mr. Koenig--120,000; Mr. Meister--50,000; Mr. Sanchez--30,000;
    Mr. Sanford--96,842; Lt. Gen. Stafford--30,000; and all executive officers and directors as a group (including such individuals)--777,583. Such persons and the members of such group disclaim any beneficial ownership of the WTI shares subject to such options.
(3) Excludes an aggregate of 104,621,810 WTI shares that may be deemed to be beneficially owned by Messrs. Buntrock and Flynn because each such person may be deemed to be an affiliate of WMX (See "Principal Stockholders"). Each such person disclaims any beneficial ownership of such WTI shares.
(4) Pursuant to the Company's Deferred Director's Fee Plan, described below under "Deferred Compensation Plan for Non-Employee Directors," Messrs. Buntrock and Sanchez have acquired beneficial ownership of the equivalent of an additional 8,297, and 3,236 WTI shares, respectively, through their voluntary deferral of all or a portion of their directors fees.

OWNERSHIP OF WMX COMMON STOCK

  The following table sets forth certain information, as of February 1, 1997, as to the beneficial ownership of WMX common stock by the directors of WTI, the Chief Executive Officer of WTI, the four other most highly compensated executive officers of WTI as of December 31, 1996, and all directors, nominees and persons serving as executive officers of WTI as a group:

                                       NUMBER OF SHARES OF WMX
                                             COMMON STOCK       PERCENT OF WMX
      NAME                             BENEFICIALLY OWNED(1)(2) COMMON STOCK(2)
      ----                             ------------------------ ---------------
      Dean L. Buntrock................        3,267,250(3)              *
      Donald F. Flynn.................          595,712                 *
      Kay Hahn Harrell................            2,512                 *
      John M. Kehoe, Jr...............           40,557                 *
      James E. Koenig.................          264,020                 *
      Paul M. Meister.................                0                 *
      Edward J. Noha..................                0                 *
      Phillip B. Rooney...............        1,403,945(3)              *
      Manuel Sanchez..................                0                 *
      Lt. Gen. Thomas P. Stafford.....                0                 *
      John J. Goody...................           25,255                 *
      Richard S. Haak, Jr.............              123                 *
      John D. Sanford.................            2,910                 *
      All directors, nominees and
       executive officers as a group
       including persons named above
       (15 persons)...................        5,602,284               1.2

--------
*Less than one percent.
(1) The above named persons and members of such group have sole voting power and sole investment power over WMX shares listed, except (i) WMX shares covered by options granted under WMX's stock option plans which were exercisable within 60 days of February 1, 1997; (ii) WMX shares issuable upon conversion of WMX Convertible Subordinated Notes due 2005 ("Convertible Notes"); (iii) WMX shares held pursuant to WMX's Profit Sharing and Savings Plan and WTI's Savings and Retirement Plan; and (iv) Messrs. Buntrock, Koenig and Rooney, and all executive officers and directors as a group (including such individuals), who have shared voting and investment power over 146,559, 52,661, 58,392 and 257,612 WMX shares, respectively. Such WMX shares shown for Messrs. Buntrock and Rooney are held in trusts or foundations over which such individuals share voting and investment power with other co-trustees or directors of such trusts and foundations. Such WMX shares shown for Mr. Koenig are held jointly with his spouse. Ownership of WMX shares shown for Messrs. Buntrock and Rooney, and for all officers and directors as a group, includes WMX shares not held directly by them but held by or for the benefit of (i) their spouses or (ii) their minor children and other children residing with them, as to which they have neither investment power nor voting power. WMX shares were held by or for the benefit of such spouses or children of the following directors and all executive officers and directors as a group at February 1, 1997, in the amounts indicated: Mr. Buntrock--43,439 (held by spouse); Mr. Rooney--103,146 (held by spouse directly and as trustee for children); and all executive officers and directors as a group (including such individuals)--146,585. Additionally, ownership of shares shown for Mr. Koenig includes 1,200 WMX shares held by him as trustee of a family trust in which Mr. Koenig has no pecuniary interest. Each of the above named persons and the members of such group disclaim any beneficial ownership of such WMX shares.
(2) The numbers and percentages of WMX shares owned by the above named persons and the members of such group assume that currently outstanding stock options covering WMX shares which were exercisable within 60 days of February 1, 1997 had been exercised as follows: Mr. Buntrock--659,662; Mr. Flynn--87,617; Mr. Goody--21,300; Mr. Kehoe--7,060; Mr. Koenig--164,128;
    Mr. Rooney--774,935; and all executive officers and directors as a group (including such individuals)--1,717,415. Such numbers and percentages also assume that 312 WMX shares were issued to Ms. Harrell upon conversion of Convertible Notes. Such persons and the members of such group disclaim any beneficial ownership of the WMX shares subject to such options or issuable upon conversion of Convertible Notes.
(3) Pursuant to WMX's Non-Qualified Profit Sharing and Savings Plus Plan, Messrs. Buntrock and Rooney acquired beneficial ownership of the equivalent of an additional 76,541 and 64,854 shares, respectively, of common stock of WMX in connection with their voluntary deferral of bonus payments earned under WMX's Corporate Incentive Bonus Plan for 1995 and 1996.

                     MEETINGS AND COMMITTEES OF THE BOARD

  The Board of Directors has, pursuant to its powers, designated several committees of the Board, including an Audit Committee and a Compensation and Stock Option Committee (the "Compensation Committee"), the functions and membership of which are described below. Because a majority of the Company's outstanding common stock is owned by WMX, the Board of Directors does not have a standing Nominating Committee. The Board of Directors held five regular meetings and one special meeting in 1996.

  The Audit Committee's functions include making recommendations to the Board of Directors on the selection of WTI's auditors, reviewing the arrangements for and scope of the independent auditors' examination, meeting with the independent auditors, the Board of Directors and certain officers of WTI to review the adequacy of internal controls and reporting, reviewing compliance with and adherence to the Company's policies on business ethics and environmental compliance, and performing any other duties or functions deemed appropriate by the Board of Directors. Messrs. Meister (Chairman), Noha, Sanchez and Lt. Gen. Stafford and Ms. Harrell are currently members of the Audit Committee. Until January 30, 1997, Mr. Montrone served as Chairman of the Audit Committee and Mr. Daley also served on the Audit Committee.

  The Compensation Committee is responsible for establishing salaries and bonuses to be paid to executive officers of WTI and its principal subsidiaries, and for the administration of WTI's 1986, 1988, 1989 and 1992 Stock Option Plans and the grant of options under the 1992 Stock Option Plan (no further options may be granted under the 1986, 1988 or 1989 Stock Option Plans). Mr. Buntrock (Chairman), Ms. Harrell and Lt. Gen. Stafford are currently members of the Compensation Committee.

  During 1996, the Audit Committee met twice and the Compensation Committee met four times. In 1996, during the time each director served in such capacity, with the exception of one director who missed one Board meeting and one committee meeting, and Mr. Flynn, who missed two board meetings, all of the directors attended all of the meetings of the Board and all meetings held by committees of the Board on which such director served.

                                 COMPENSATION

  The following table sets forth certain information with respect to cash compensation for services in all capacities paid or accrued by WTI and its subsidiaries for the past three years, to or on behalf of (i) the Chairman of the Board and Chief Executive Officer of WTI at December 31, 1996, and (ii) each of the four other most highly compensated executive officers of WTI at December 31, 1996:

                          SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                           ANNUAL COMPENSATION         COMPENSATION
                                       --------------------------- --------------------
                                                                     AWARDS    PAYOUTS
                                                           OTHER   ---------- ---------    ALL
                                                          ANNUAL   SECURITIES LONG-TERM   OTHER
            NAME AND                                      COMPEN-  UNDERLYING INCENTIVE  COMPEN-
       PRINCIPAL POSITION         YEAR  SALARY   BONUS   SATION(1)  OPTIONS    PAYOUTS  SATION(2)
       ------------------         ---- -------- -------- --------- ---------- --------- ---------
Phillip B. Rooney(3)              1996 $      0 $      0    $ 0           0      $ 0     $     0
Former Chairman of the Board and  1995        0        0      0           0        0           0
 Chief Executive Officer          1994        0        0      0           0        0           0
John M. Kehoe, Jr.                1996 $356,250 $232,380    $ 0           0      $ 0     $37,349
President and Chief               1995  341,250  163,875      0      56,972        0      38,480
 Executive Officer                1994  322,500  223,080      0      35,294        0      24,014
John J. Goody(4)                  1996 $235,365 $ 90,000    $ 0           0      $ 0     $19,011
Vice President, Chief Executive   1995   73,336   43,542      0       3,438        0       6,239
 Officer--Wheelabrator Water      1994        0        0      0           0        0           0
 Technologies Inc.
John D. Sanford(5)                1996 $272,500 $153,600    $ 0           0      $ 0     $24,905
Executive Vice President, Chief   1995  219,192   87,400      0      16,147        0      22,279
 Financial Officer and Treasurer  1994  196,250  108,160      0      15,686        0      13,897
Richard S. Haak, Jr.              1996 $164,000 $ 64,126    $ 0           0      $ 0     $14,261
Controller                        1995  151,250   36,813      0           0        0      11,729
                                  1994  137,500   47,320      0           0        0       9,616

--------
(1) Excludes perquisites and other benefits unless the aggregate amount of such compensation equals at least the lesser of $50,000 and 10 percent of the total annual salary and bonus reported for the named executive officer.
(2) Amounts shown were contributed by the Company under the Company's Savings and Retirement Plan and Supplemental Benefit Plan. Pursuant to the Supplemental Benefit Plan, each participant's account is credited with the amount of the contribution, if any, that would have been made on behalf of such participant to the Savings and Retirement Plan but for certain limitations on such contributions imposed by the Internal Revenue Code of 1986, as amended.
(3) Mr. Rooney was compensated by WMX in his capacity as an employee of WMX and received no cash compensation from WTI for his services.
(4) Mr. Goody commenced employment with the Company in August 1995.
(5) Mr. Sanford's salary's was increased to $300,000 effective July 1, 1996, in connection with his becoming Treasurer of WMX. Pursuant to an agreement with WMX, half of Mr. Sanford's salary was allocated to each Company.

STOCK OPTIONS

  The following table sets forth certain information with respect to stock options granted to the persons named in the Summary Compensation Table during the year ended December 31, 1996:

                                                                               POTENTIAL REALIZABLE VALUE
                                                                            AT ASSUMED ANNUAL RATES OF STOCK
                                                                              PRICE APPRECIATION FOR OPTION
                                         INDIVIDUAL GRANTS                               TERM(4)
                         -------------------------------------------------- ---------------------------------
                                       % OF TOTAL
                           NUMBER OF    OPTIONS
                          SECURITIES   GRANTED TO
                          UNDERLYING   EMPLOYEES
                            OPTIONS    IN FISCAL  EXERCISE PRICE EXPIRATION
NAME                     GRANTED(1)(2)    YEAR      PER SHARE     DATE(3)   0%        5%            10%
----                     ------------- ---------- -------------- ---------- --- -------------- --------------
Phillip B. Rooney.......         0         --            --            --   --             --             --
John M. Kehoe, Jr.......    32,727        2.75%       $16.50      4/1/2003  $ 0 $      219,832 $      512,303
John J. Goody...........    21,818        1.83%       $16.50      4/1/2003  $ 0 $      146,555 $      341,535
John D. Sanford.........    15,758        1.32%       $16.50      4/1/2003  $ 0 $      105,849 $      246,673
Richard S. Haak, Jr.        15,182        1.28%       $16.50      4/1/2003  $ 0 $      101,980 $      237,656
All Stockholders(5).           --          --            --       4/1/2003  $ 0 $1,186,239,792 $2,764,443,152

                       OPTION GRANTS IN LAST FISCAL YEAR
--------
(1) The option holder has the right to pay the exercise price by delivering previously acquired shares of WTI's common stock, and to have shares withheld to satisfy tax withholding requirements in connection with the exercise of options. Such options become immediately exercisable upon a change in control of the Company, as defined in the option plan. Options are non-transferable other than by will or the laws of descent and distribution.
(2) Options become exercisable in three equal cumulative annual installments commencing April 1, 1997.
(3) Options were granted for a term of seven years, subject to earlier termination in certain events related to termination of employment.
(4) The amounts under the columns labeled "5%" and "10%" are included by the Company pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Company's common stock. Such amounts are based on the assumption that the named persons hold the options granted for their full seven year term. The actual value of the options will vary in accordance with the market price of the Company's common stock. The column headed "0%" is included to demonstrate that the options were granted at fair market value and that the optionees will not recognize any gain without an increase in the stock price, which increase benefits all stockholders commensurately.
(5) Based upon the market price of the Company's common stock and the total shares outstanding at the date of grant, if the market price of the Company's common stock increased at the 5% or 10% rates shown in the table above, stockholders as a group would realize aggregate gains (excluding dividends) in the amounts shown above during the period from grant date to expiration date for the options expiring during the year 2003.

  The following table sets forth certain information as to each exercise of stock options during the year ended December 31, 1996 by the persons named in the Summary Compensation Table and the fiscal year-end value of unexercised options:

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION
                                    VALUES

                          SHARES             NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                         ACQUIRED           UNDERLYING UNEXERCISED         IN-THE-MONEY
                            ON     VALUE       OPTIONS AT FY-END         OPTIONS AT FY-END
NAME                     EXERCISE REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                     -------- -------- ------------------------- -------------------------
Phillip B. Rooney.......      0   $     0            --/--                      $0/$0
John M. Kehoe, Jr.......      0   $     0       321,240/82,471          $1,932,755/$99,697
John J. Goody...........      0   $     0        16,848/24,110             $35,796/$573
John D. Sanford.........      0   $     0        86,361/31,750            $406,327/$28,255
Richard S. Haak, Jr.....  5,888   $37,254        30,728/30,218             $35,734/$29,862

LONG TERM INCENTIVE PLAN AWARDS

  The following table sets forth certain information as to awards made under the Wheelabrator Technologies Inc. Long Term Incentive Plan (the "LTIP") with respect to the year ended December 31, 1996 to the persons named in the Summary Compensation Table:

              LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                           PERFORMANCE
                                            OR OTHER   ESTIMATED FUTURE PAYOUTS
                                             PERIOD              UNDER
                                              UNTIL      NON-STOCK PRICE BASED
                             NUMBER OF     MATURATION          PLANS(3)
                          SHARES, UNITS OR     OR      -------------------------
NAME                      OTHER RIGHTS(1)   PAYOUT(2)  THRESHOLD TARGET  MAXIMUM
----                      ---------------- ----------- --------- ------- -------
John M. Kehoe, Jr........       --           3 years    144,000  144,000 432,000
John J. Goody............       --           3 years     96,000   96,000 288,000
John D. Sanford..........       --           3 years    120,000  120,000 360,000

--------
(1) Awards consist of the designation of target percentages of annual salary at the end of the performance period to be paid if the Company achieves certain performance objectives. No payout occurs unless the Company achieves certain threshold performance objectives. Above the threshold, payouts may be greater than the target percentages to the extent that the Company's performance exceeds target objectives specified. Payouts under the LTIP are based on the rank of the Company's total stockholder return (stock price appreciation plus reinvested dividends) among the total stockholder returns of the companies that comprise the Standard & Poor's 500 Stock Index over the performance period.
(2) The performance period includes calendar years 1996, 1997 and 1998.
(3) At the end of the performance period, an amount equal to 50% of the performance award, if any, is paid in cash, and the remaining 50% is deemed to be invested in Company common stock. The participant is entitled to receive the value of such deemed investment on the date three years after the end of the performance period; provided generally that the participant is an officer of the Company or one of its affiliates on that date. The estimated future payouts were calculated using year-end 1996 salaries, they assume that a performance award will be earned at the levels shown, and do not reflect any possible subsequent increase or decrease in the value of the portion of the award which would be required to be deferred under the terms of the LTIP.

ANNUAL COMPENSATION OF NON-EMPLOYEE DIRECTORS

  Each member of the Board of Directors who is not an employee of WTI or an employee of WMX or one of its other subsidiaries is paid an annual fee of $45,000.

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

  WTI maintains a Deferred Director's Fee Plan under which non-employee directors may make an irrevocable election to defer receipt of all or a portion of the directors fees payable to them until termination of their membership on the Board of Directors. Such deferred amounts are deemed to be invested in WTI's common stock and during the period of deferral such deferred amounts are credited with the dividends or stock splits, if any, that would be received had such investment actually been made. Upon termination of the director's service, the common stock reflected by the deferred account is deemed to be sold, and the deemed proceeds of such sale (or an amount equal to the amount originally deferred, if greater) will be distributed to the director in cash, either in a lump sum or installments.

RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS

  The Retirement Plan for Non-Employee Directors (the "Directors' Retirement Plan") was amended by the Board of Directors on June 10, 1991 to limit participation in such plan to those non-employee directors and former non-employee directors who were covered by the plan as of such date. No person who becomes a non-employee member of the Board of Directors after June 10, 1991 will be eligible for retirement benefits under the Directors' Retirement Plan. As amended, the Directors' Retirement Plan provides that any non-employee director elected to the Board of Directors in connection with the August 1989 merger of a predecessor of WTI known prior to August 1989 as Wheelabrator Technologies Inc. ("Old WTI") into Resco Holdings Inc. ("Resco"), a wholly-owned subsidiary of WTI (the "1989 Merger"), or at any time thereafter prior to June 10, 1991 who retires from the Board of Directors with at least five years of service as a non-employee director of WTI (or Old WTI or certain other predecessor companies) is eligible for an annual retirement benefit for the remainder of the director's lifetime equal to 50% of the director's fee in effect at the director's retirement. The annual retirement benefit will be increased by 10% of such fee for each additional year of eligible service above five years, up to 100% of such fee for 10 or more years of service as a non-employee director or for directors who retire at age 72, the mandatory retirement age for directors. The benefit payable by WTI to a retired non-employee director will be reduced by the amount of any retirement benefit payable to such director under the Retirement Plan for Non-Employee Directors of Old WTI or certain other predecessor companies, but in no event below the amount that would be payable by taking into account only service as a non-employee director of WTI.

STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

  The 1991 Stock Option Plan for Non-Employee Directors (the "Directors Plan") covers 300,000 shares of WTI's common stock. Each director of WTI who is neither an officer nor full-time employee of WTI or any of its subsidiaries and who is neither an officer, employee or director of WMX or any of its subsidiaries, other than WTI and WTI's subsidiaries, upon election or appointment to the Board of Directors, is granted an option under the Directors Plan to purchase a total of 15,000 shares of WTI's common stock at the fair market value (as defined in the Directors Plan) of the stock of WTI at the time of grant. All options under the Directors Plan are for a term of 10 years from the date of grant and become exercisable with respect to 20% of the total number of shares subject to the option six months after the date of grant and with respect to an additional 20% at the end of each 12-month period thereafter on a cumulative basis during the succeeding four years.

  Under the Directors Plan, in the event that WTI's shares of common stock are changed by a stock dividend, split or combination of shares, or a merger, consolidation or reorganization with another company in which holders of WTI's common stock receive other securities, or any other relevant change in the capitalization of WTI, a proportionate or equitable adjustment will be made in the number or kind of shares subject to unexercised options or available for options and in the purchase price for shares. If an option expires or is terminated or cancelled unexercised as to any shares, such released shares may again be optioned (including a grant in substitution for a cancelled option). Shares subject to options may be made available from unissued or reacquired shares of common stock.

  Options are not transferable by the optionee otherwise than by will or the laws of descent and distribution. Options terminate if the optionee ceases to be a director of WTI for any reason other than death, permanent disability, resignation or retirement. If the optionee ceases to be a director of WTI because of death or permanent disability, the optionee or his heirs, legatees or legal representative may exercise the option in full at any time during its term within three months after the date of termination. In the event of resignation or retirement, an option may be exercised by the optionee (or if he dies after retirement by his heirs, legatees or legal representative) at any time during its term within three months after the date of retirement, but only to the extent it was exercisable on the date of retirement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  At various times during 1996, Messrs. Buntrock (Chairman), Ms. Harrell and Lt. General Stafford served as members of the Compensation Committee of WTI's Board of Directors.

  Mr. Rooney, who was WTI's Chairman and Chief Executive Officer in 1996, was a member of the Board of Directors of WMX during 1996. Mr. Buntrock is the Chairman of the Board and was Chief Executive Officer of WMX until June 1996 and became its Acting Chief Executive Officer in February 1997. In 1996, WTI was paid approximately $27.5 million for goods and services provided to WMX and its subsidiaries (other than the Company and its subsidiaries). The various transactions between WTI and WMX and their respective subsidiaries are described below under "Certain Transactions and Other Matters--Transactions Between WTI and WMX."

  In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Report of the Compensation and Stock Option Committee" and "WTI Stock Performance" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

GENERAL POLICIES

  The compensation of the Company's executive officers is determined by the Compensation Committee of the Board of Directors. The Company's compensation programs are intended to provide incentives to its senior management to achieve both short-term and long-term objectives, to reward exceptional leadership, performance and contributions to the development of the Company's business, and thereby increase stockholder value.

  To attain these objectives, the Company's executive compensation program includes a substantial incentive component which is "at risk" based on the performance of the Company's business, primarily as reflected in the achievement of pre-determined financial or other performance goals and, in the case of John M. Kehoe, Jr. the Company's President, based on furthering the Company's environmental principles. As an executive officer's level of management responsibility in the Company increases, a greater portion of his or her potential total compensation depends upon the performance of the Company or one or more of its operating units as measured by objective standards over one or more years.

  Also for the purpose of more directly aligning their interests with the long-term financial interests of the Company's stockholders, many of the Company's employees, including its executive officers, are eligible to be granted stock options periodically. The Company has also adopted a stock ownership policy and a deferred compensation program to encourage officer investment in the Company. See "Stock Ownership and Deferred Compensation Programs" below.

  In assessing the competitiveness of the overall compensation and individual compensation components of the Company's executive officers, the Compensation Committee considers data from surveys of, and comparisons to, other companies. With respect to the Company's executive officers, the Compensation Committee reviews primarily compensation data for a group of comparator companies compiled with the assistance of the Company's independent compensation consultant (the "Comparator Companies"). The Comparator Companies were selected primarily because their size and operating and financial characteristics make it likely that they will compete for the services of executives who have experience and skills similar to those which the Company requires. References in this report to the Comparator Companies also include survey data furnished by the Company's compensation consultant in the case of several officers.

  In making its decision on 1996 compensation, the Compensation Committee did not target officer base salaries or total compensation at any specific point in the range of salaries or total compensation paid by the Comparator Companies. The Compensation Committee believes, however, that base salaries paid in 1996 to its executive officers correspond generally to the middle of the range of Comparator Companies. It is the Company's general practice to structure the incentive components of executive officers' compensation so that approximately one-half to two-thirds of total targeted compensation for the Company's executive officers is "at risk" through participation in the Company's incentive compensation plans, including the Company's stock option plan. The Compensation Committee believes that targeted incentive compensation constitutes a somewhat higher percentage of total targeted compensation for the Company's executive officers than that of the Comparator Companies. The Compensation Committee believes, however, that a greater emphasis on "at risk" compensation elements will result in the enhancement of stockholder value.

  Under the Omnibus Budget Reconciliation Act of 1993, compensation paid to certain executive officers of the Company in excess of $1 million in 1996 and subsequent years may be non-deductible for federal income tax purposes unless the compensation is "performance-based" or otherwise exempt under the law and Internal Revenue Service regulations. Based upon current levels of cash compensation payable by the Company, the Compensation Committee does not anticipate that the $1 million deductibility cap will affect the Company for the foreseeable future. In light of the foregoing, and because the Compensation Committee believes it is currently more important to retain the flexibility to adjust incentive compensation upward or downward based upon unanticipated circumstances and performance-related matters, the Compensation Committee has determined not to seek to qualify the Company's incentive compensation plans under the law and applicable regulations at this time. The Compensation Committee will review this matter from time to time as events warrant.

COMPENSATION OF EXECUTIVE OFFICERS GENERALLY

 Salary

  The Compensation Committee annually establishes the base salaries which will be paid to the Company's executive officers during the coming year. In setting salaries, the Compensation Committee generally takes into account a number of factors, including the Company's results of operations and other Company performance measures, competitive compensation data, comparisons of salaries, incentive compensation terms and responsibilities among the Company's executive officers, the desired proportion of incentive compensation in the officer's total compensation package, and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities and job performance. The Compensation Committee generally does not expressly assign greater weight to any one or more of such factors than to others.

 Incentive Compensation Plans

  The Compensation Committee also administers the Company's incentive compensation plans in which executive officers participate. In doing so, the Compensation Committee considers the Company's results of operations and other Company performance measures (including management's plans for the Company's growth and profitability and achievement of strategic goals), determines the corporate performance criteria to be used for the determination of incentive compensation awards, and fixes the levels of target and maximum awards for participants and the minimum level of attainment of performance objectives necessary for awards to be made under each incentive compensation plan. The Company has typically had in effect at any one time both an annual and multi-year incentive compensation plan, as well as a stock option plan.

 Annual Plan

  For 1996, each of the Company's executive officers who was not an employee of WMX throughout the year was a named participant in the Company's Corporate Incentive Bonus Plan (the "Annual Plan"). Under the Annual Plan, target awards for such officers ranging from 30 percent to 50 percent of the participant's salary at year end were payable, in varying proportions, based upon the Company's achievement of its budgeted core earnings per share, (which exclude income from equity investees) the Company's core cash flow performance and WMX's achievement of its budgeted earnings per share (the "Corporate Components"). In the case of certain line of business officers, target awards were payable, in varying proportions, based on the particular line of business's percentage of attainment of budgeted core pre-tax income, that line of business's cash flow performance and WMX's achievement of its budgeted earnings per share (the "Line of Business Components"). The Annual Plan award formula for 1996 was designed to disproportionately increase or decrease a participant's annual incentive compensation in the event that actual results exceeded or fell short of targeted levels. The maximum incentive bonus in each case was set at an amount equal to twice the amount of a participant's target bonus. The Annual Plan also required the Compensation Committee to find that Mr. Kehoe had furthered the implementation of the Company's environmental principles before any award could be paid to him under the Annual Plan. In addition, for 1996, bonus awards based upon line of business results were subject to reduction by up to 30% if the particular line of business did not achieve specific non-financial objectives relating to the Company's Expanded Management System.

  The terms of the Annual Plan specified a minimum level for each of the three components of the bonus awards, and a particular component of any officer's bonus award was not payable unless such specified minimum level was achieved. In 1996, the Company exceeded its budgeted core earnings per share and core cash flow objectives, thereby entitling those executive officers participating in the Annual Plan whose bonus was based on the Corporate Components to receive a bonus in an amount equal to approximately 128 percent of their target bonus. Of those executive officers whose bonus was based on the Line of Business Components, two received bonuses equal to 129 percent and 100 percent of their target bonuses, respectively.

 Long Term Plan

  Under the LTIP, payments, if any, are to be made following the end of each performance period, which normally last three years. The first performance period extended from 1994 through 1996, the second extends from 1995 through 1997 and the third extends from 1996 through 1998. The Compensation Committee named Mr. Kehoe as the only participant for the first performance period, and Messrs. Kehoe, Goody and Sanford as participants for the second and third performance periods. The Compensation Committee intends to continue to name Mr. Kehoe as a participant in the LTIP in subsequent years. The Compensation Committee may, in its discretion, name additional executive officers as participants in the LTIP in the future.

  Under the LTIP, the Compensation Committee determines participants' target awards as a percentage of each participant's salary as of the end of each performance period. The target award would be payable depending on the Company's total return to stockholders compared to that of the companies comprising the Standard & Poor's 500 Stock Index (the "S&P 500") during the performance period. Total return to stockholders is defined for this purpose as the sum of price appreciation plus reinvested dividends over the performance period, divided by the share price at the beginning of the period. Under the LTIP, participants will be paid target awards if the Company's total stockholder return places it at a percentile ranking selected by the Compensation Committee in relation to the S&P 500 companies. The minimum threshold for payment of a bonus was set at the target award level, with the percentage of the target award to be paid varying upwards to 300 percent of the target award if the Company's total stockholder return places it at a higher percentile ranking in relation to the S&P 500 companies. If the Company's total stockholder return places it below the specified minimum ranking in relation to the S&P 500 companies, then no award is to be paid for the relevant performance period.

  The LTIP also mandates that the payment of one-half of any award otherwise payable at the end of a performance period be deferred for an additional three-year period. During the deferral period, such amount is to be deemed invested in shares of the Company, subject to increase or decrease in value over the deferral period. The purpose of the deferral is to provide an additional incentive to participants (who forfeit deferred amounts if they leave the Company during the deferral period) to remain with the Company and an additional linkage between compensation and Company performance.

 Stock Options

  Stock options may be granted to key employees, including the Company's executive officers, by the Compensation Committee under the Company's 1992 Stock Option Plan (the "1992 Option Plan"). Among the Company's executive officers, the number of shares subject to options granted to each individual generally depends upon his or her base salary and the level of that officer's management responsibility. In 1996, the largest grant was awarded to the Company's President, reflecting the Compensation Committee's view of Mr. Kehoe's potential to have a significant impact on the Company's profitability and growth. With the exception of executive officers who were employees of WMX throughout the year, who did not receive an annual grant under the 1992 Option Plan in light of their participation in a similar stock option plan maintained by WMX, executive officers typically receive grants each year determined by dividing percentages of the officers' salaries, which percentages range from 150 percent to 225 percent, by the market price of the Company's common stock at the time of grant. The Compensation Committee generally intends stock option grants to constitute at least one-half of the officers' total targeted "at risk" compensation. In an effort to encourage intercompany cooperation and teamwork among the WMX-affiliated group, Messrs. Kehoe, Goody and Sanford received a 1996 stock option grant from WMX in lieu of a portion of the Company grant which they otherwise would have received under the 1992 Option Plan. All options under the 1992 Option Plan are non-qualified stock options which are granted at an exercise price equal to 100 percent of fair market value on the date of grant. These options have a term of seven years and become exercisable in cumulative increments of one-third of the total number of shares subject to the option during each of the first three years of the option term.

 Stock Ownership and Deferred Compensation Programs

  Under the Company's officer stock ownership program, Company officers are expected to acquire and maintain specified levels of ownership of stock of the Company ranging from total stock value of one and one-half times salary for certain officers to two times salary in the case of officers who are members of the WMX Management Committee. At least one-half of each officer's ownership target must be satisfied by having an investment in Company stock, with investments in WMX or WM International permitted to satisfy the balance of the ownership requirement. Under a deferral component, Company officers are encouraged to defer payments under the Annual Plan into an unfunded investment account that tracks the performance of the Company's stock (or, if deemed to be invested in WMX stock, the performance of that stock). Officers who participate have their deferral investment "matched" by a 20% credit to the officer's deferral account, subject to vesting requirements. The value of the deferral accounts is subject to increase or decrease in accordance with Company or WMX stock price movements, as the case may be, and hence is fully "at risk." The deferral generally continues for so long as the officer is an employee of the Company and thereby effectively commits the participating officers to an equity investment in the Company for the duration of their careers with the Company.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  Although he was actively involved in the management and affairs of the Company, Phillip B. Rooney, the Company's Chairman and Chief Executive Officer during 1996, did not receive any salary from the Company for 1996. Mr. Rooney was compensated by WMX in his capacity as Chief Executive Officer and President of that company. WTI does not reimburse WMX for any part of Mr. Rooney's salary. During 1996, Mr. Rooney did not participate in the Annual Plan and, accordingly, did not receive any compensation thereunder. In addition, although he was eligible to participate in the 1992 Option Plan, Mr. Rooney did not receive a grant thereunder during 1996. He was also eligible to participate in the LTIP, but was not named as a participant thereunder.

COMPENSATION OF THE PRESIDENT

  In light of the fact that the Company's Chief Executive Officer received no compensation from the Company for 1996, the Compensation Committee deems it appropriate to review its deliberations in respect of the Company's most highly compensated executive officer, John M. Kehoe, Jr.

 Salary

  In determining 1996 base compensation of Mr. Kehoe, the Compensation Committee reviewed a number of the Company's significant accomplishments achieved in 1995 under the leadership of Mr. Kehoe. Specifically, the Compensation Committee evaluated the Company's 1995 operating results, led by the clean energy group, which included a 9.6 percent increase in revenues over 1994, an 8 percent increase in earnings per share over 1994, and core pre-tax income (which excludes equity income from Rust and WM International) of $258 million, which exceeded the Company's 1995 budget. In addition, the Compensation Committee considered Mr. Kehoe's successful efforts to refocus management on the Company's core business of converting trash and other waste fuels into clean energy while at the same time helping to implement the Company's strategic goals by restructuring its principal businesses into clean energy and clean water line of businesses.

  Through such efforts, during 1995 the Company's clean water group achieved a noteworthy accomplishment in winning the first municipal water treatment privatization under a federal Executive Order, in Franklin, Ohio, and being selected to negotiate a similar project in Wilmington, Delaware. The Company's clean energy group achieved access to the world-wide market for that group's products and services through the successful negotiation and implementation of a joint venture framework with WM International for identifying and exploiting market opportunities outside North America, Italy and Germany. The clean energy group also essentially completed construction and start-up of the Lisbon, Connecticut trash-to-energy facility. In addition, substantial efforts were made to reduce the Company's overhead level. In their deliberations, the Compensation Committee did not accord greater weight to any one of the matters considered over any other such matter.

  The Compensation Committee also considered a report and data furnished by the Company's compensation consultant concerning Mr. Kehoe's compensation relative to that of the average of the compensation data for the second and third highest paid executives of the Comparator Companies. The report concluded that Mr. Kehoe's proposed 1996 salary would place him slightly above the midpoint of the range of salaries which could be expected to be paid to the comparable executives of the Comparator Companies.

  Based on these considerations, the Compensation Committee set Mr. Kehoe's 1996 base compensation at $360,000.

 Annual Plan

  For 1996 the Compensation Committee awarded Mr. Kehoe a target Annual Plan participation of 50 percent of his 1996 salary, the same as his 1995 participation level. The Compensation Committee determined that in light of the LTIP and stock option components of Mr. Kehoe's incentive compensation structure (discussed below), Mr. Kehoe's participation in the Annual Plan at the 50 percent level was appropriate in order for Mr. Kehoe's intended incentive compensation to constitute a substantial part of his intended total 1996 compensation. In making this decision, the Compensation Committee also considered the report of the Company's compensation consultant which indicated that, on average, bonuses paid to the comparable executives of the Comparator Companies averaged approximately 56 percent of their base salaries. Based on the Corporate Components as specified under the Annual Plan, Mr. Kehoe received a bonus equal to $232,380 in 1996, which is approximately 129 percent of his target under the Annual Plan and approximately 65 percent of his base salary.

 LTIP

  Under the Company's LTIP, for the performance period ending December 31, 1998, the Compensation Committee awarded Mr. Kehoe a target award equal to 40% of his salary as of the end of such period. The

Compensation Committee's selection of the 40% participation level for Mr. Kehoe reflects the Company's compensation practices, under which incentive compensation under the LTIP, together with the Annual Plan and stock options, is to comprise between one-half and two-thirds of total targeted compensation for Mr. Kehoe. The Compensation Committee also considered the level of awards typically made and its understanding of long term compensation awards by the Comparator Companies. As noted above, no payment will be made to Mr. Kehoe pursuant to this LTIP award, if ever, until the completion of the specified performance period and the Company's achievement of at least the minimum specified performance criterion. In this regard, the 1994-1996 performance period under the LTIP has ended with no award being paid to Mr. Kehoe.

 Stock Options

  The Compensation Committee's 1996 grant of options to Mr. Kehoe under the 1992 Option Plan was determined by multiplying Mr. Kehoe's base compensation by 225 percent and dividing the product of that calculation by the per share option exercise price, which was the fair market value of a share of the Company's common stock as of the date of grant, and reducing the total by one-third. To enhance cooperation and coordination among the WMX-affiliated companies, one-third of the stock option grant otherwise awardable to Mr. Kehoe consisted of options to acquire shares of common stock of WMX. In selecting this formula, the Compensation Committee considered the Company's historical stock option grant practices, as well as the goal of maintaining incentive compensation as a substantial portion of Mr. Kehoe's total compensation and of making stock option grants at a level of approximately one-half of total incentive compensation.

                                          Dean L. Buntrock (Chairman)
                                          Kay Hahn Harrell
                                          Lt. Gen. Thomas P. Stafford

                             WTI STOCK PERFORMANCE

  The following graph and table compare the yearly percentage change in the cumulative total returns on WTI's common stock, the Standard & Poor's 500 Index and the Smith Barney Solid Waste Index (in each case assuming dividend reinvestment, but only for the portion of the period for which dividends were paid in the case of the Company):

                    COMPARISON OF 5-YEAR CUMULATIVE RETURN
            VS. S&P 500 AND SMITH BARNEY SOLID WASTE INDICES(1)(2)
                                     LOGO

                                  1991     1992     1993     1994     1995     1996
Wheelabrator Technologies Inc.    $100     $108     $104     $ 87     $ 99     $ 97
S&P 500 Index                     $100     $108     $118     $120     $165     $203
Smith Barney Solid Waste Index    $100     $ 92     $ 69     $ 72     $ 82     $ 97

--------
(1) Historical results are not necessarily indicative of future performance.
(2) Assumes $100 invested on December 31, 1991 in WTI common stock, the S&P 500 Index, and the Smith Barney Solid Waste Index.

                    CERTAIN TRANSACTIONS AND OTHER MATTERS

TRANSACTIONS BETWEEN WTI AND WMX

  WTI and certain of its subsidiaries are parties to agreements with WMX and certain of its subsidiaries which, among other things, govern the ongoing relationships between the various members of the WMX family of companies. A number of such agreements, some of which are described below, were entered into in connection with the 1988 acquisition by Waste Management, Inc., a wholly owned subsidiary of WMX ("Waste Management") (then known as Waste Management of North America, Inc.) of a 22% interest in WTI (the "1988 Transaction") and the subsequent 1990 Merger which resulted in WMX acquiring ownership of a majority of WTI's common stock. A number of additional agreements were entered into in connection with WTI's acquisition of an equity interest in WM International in 1991 and the formation of Rust in January 1993, each of which transactions is described below.

  Due to the complexity of the various relationships between WTI and WMX (including their respective subsidiaries), there can be no assurance that each of such agreements, or the transactions provided for therein, when considered separately, has been or will be effected on terms no less favorable to WTI than could have been obtained from unaffiliated third parties. It has, however, been the intention of both WTI and WMX that such agreements and transactions, taken as a whole, should accommodate their respective interests in a manner that is fair to all parties, while continuing certain mutually beneficial joint arrangements. Additional or modified arrangements and transactions may be entered into by WTI, WMX and their respective subsidiaries. While any such future arrangements and transactions are expected to be determined through negotiation between them, there can be no assurance that conflicts of interest will not occur. The Company intends to seek the approval of its independent directors for any agreement which management or any independent director of the Company believes to be of material importance to the Company and to involve a significant conflict of interest with WMX and its affiliated companies.

  LAND OPTION AGREEMENT. Pursuant to a Land Option Agreement originally entered into at the time of the 1988 Transaction and subsequently amended, Resco, as the successor by merger to Old WTI, was granted an exclusive option (the "Land Option") to purchase, lease or sublease parcels of real estate at or adjacent to landfill facilities located in the United States or Canada owned or leased by Waste Management or its affiliates or subsidiaries. The potential uses for such option parcels include trash-to-energy facilities, biosolids management and organic waste composting facilities and, should WTI exercise its option under an agreement between the Company and Waste Management (the "Medical Waste Option Agreement"), medical waste incineration and autoclave facilities. The Land Option Agreement was amended in August 1995 to, among other things, accelerate the renewal date to a current date and increase the renewal fee from $10 million to $15 million; extend the term of the Land Option Agreement to December 31, 2020; add a schedule setting forth the minimum portion of the Land Option to be allocated to each parcel acquired; terminate the Land Option (except with respect to the guarantee of value described below) upon a Change in Control (as defined in the Land Option Agreement) of WTI; and provide for a WMX guarantee of the book value (less related deferred taxes) of any portion of the Land Option that WTI has not been able to allocate to facilities by December 31, 2020. The per-acre purchase price of any parcel purchased pursuant to the Land Option Agreement will be equal to the book value per acre on the books of WMI for such parcel.

  SECOND AMENDED AND RESTATED AIRSPACE DEDICATION AGREEMENT. The original Airspace Dedication Agreement was entered into in connection with the 1988 Transaction and was subsequently amended in June 1992. Pursuant to such agreement, Waste Management agreed to dedicate airspace at landfill sites owned, leased or operated by subsidiaries or affiliates of Waste Management (a "Disposal Site") for the disposal of ash residue ("Ash Residue") (which includes ash residue from medical waste incineration facilities in the event WTI exercises its right to acquire Waste Management's medical waste business pursuant to the Medical Waste Option Agreement) and non-hazardous biosolids and by-pass waste ("Other Waste") generated at or from facilities owned or operated by Resco. In December 1992, the agreement was again amended and restated in connection with the formation of Rust, described below under "Rust Transaction," to expand the definition of Other Waste to include special wastes removed from third-party sites being remediated by Resco or any of its affiliates. The Second Amended and Restated Airspace Dedication Agreement (the "Second Amended and Restated ADA") was executed in connection with the assignment by Resco to Rust of $30 million of disposal credits which, as described below, have subsequently been cancelled.

  Under the Second Amended and Restated ADA, Resco may reserve dedicated airspace at any one or more Disposal Sites for a term ending August 12, 2008, subject to extension in certain circumstances involving an event of force majeure. Such reservations of airspace must be at Disposal Sites properly permitted to dispose of the type of waste proposed for disposal, and may not exceed a total of 35% of the airspace available for the type of waste proposed for disposal at any such Disposal Site. The price-per-ton that will be charged Resco by Waste Management to dispose of waste covered by the Second Amended and Restated ADA at any Disposal Site will generally be not greater than the most favorable per ton price charged by the Disposal Site to customers other than Resco for the acceptance and disposal of similar quantities and types of waste on similar terms and conditions excluding, however, charges to disposal customers who pay a premium for long-term guaranteed waste disposal. Under the original agreement, Waste Management granted Resco disposal credits totalling $70 million ("Disposal Credits"), to be applied against the aggregate cost of disposing of Ash Residue at the rate of 20% of the applicable disposal price described above. The availability of the Disposal Credits was extended to cover all waste eligible for disposal under the Second Amended and Restated ADA. The Second Amended and Restated ADA also provides for Disposal Credits to be applied against disposal fees paid by Resco and its subsidiaries under separately negotiated disposal arrangements with Waste Management, such as the arrangement described below under "Disposal Agreement." On January 1, 1993, as a part of the consideration paid by WTI in the Rust Transaction described below, Resco contributed $30 million in unused Disposal Credits to Rust. The contribution of Disposal Credits was made pursuant to a provision of the Second Amended and Restated ADA allowing Resco to sell all or any part of the unused portion of the Disposal Credits to any third party, subject to Waste Management's right of first refusal with respect to each such sale. In November 1995, Waste Management and Rust agreed that Rust's unused portion of its Disposal Credit would be cancelled upon the payment by Waste Management to Rust of cash in an amount equal to the portion of the Disposal Credit that remained unused by Rust as of the date of payment (the "Unused Disposal Credit"). Pursuant to such agreements, WMX paid Rust $27.5 million for Rust's Unused Disposal Credits, which were subsequently cancelled. In 1996, Resco paid Waste Management a total of $12.1 million for disposal of waste pursuant to the Second Amended and Restated ADA and used $2.5 million in Disposal Credits.

  DISPOSAL AGREEMENT. In 1989, Waste Management Inc. of Florida, a subsidiary of Waste Management, entered into a Disposal Agreement with a Resco subsidiary for the disposal of ash residue and bypass waste from the 2,250 ton-per-day trash-to-energy facility owned and operated by such subsidiary in Broward County, Florida (the "North Broward Project"). For disposal of bypass waste, the North Broward Project will be charged the same rates as other users of the landfill. The disposal price for ash residue is based upon a contractually specified formula. Pursuant to the Second Amended and Restated ADA, described above, the amount paid by the North Broward Project for disposal of ash residue and bypass waste since June 1, 1992 has been reduced by Disposal Credits available thereunder. During 1996, the North Broward Project paid approximately $7.6 million in ash disposal fees to Waste Management, net of Disposal Credits.

  RESTATED FUNDING AGREEMENT. Pursuant to a Restated Funding Agreement entered into between WMX and WTI in connection with the 1990 Merger, WMX agreed to use all reasonable efforts to assist WTI, at WTI's request, in obtaining and maintaining a credit rating of "A" or better from Standard & Poor's Corporation or Moody's Investors Service for WTI's long-term unsecured debt securities. WMX's obligations under the Restated Funding Agreement, which terminate on August 12, 2008, may involve anything from contingent credit support obligations to and including WMX's purchase from WTI of up to $200 million principal amount of WTI securities (the "Securities"), which may be either debt, equity or a combination thereof. WMX's obligations will be deemed satisfied by the purchase of the Securities, even if the purchase of all of the Securities does not enable WTI to obtain an "A" rating. In addition, the obligation to purchase any of the Securities will be suspended if WTI does not reasonably demonstrate its ability to pay interest or dividends, as the case may be, on the Securities. WMX's obligations will also be suspended during any period in which WTI obtains and maintains an "A" rating and will be reduced to the extent that the purchase of a lesser amount of Securities will allow WTI to obtain or maintain such a rating. Any Securities issued to WMX will be subject to mandatory repayment or redemption in equal annual installments during the twenty-five years following their date of issuance, and they may be prepaid or redeemed by WTI, at its option, if the directors of WTI not otherwise affiliated with WMX or WTI conclude that such repayment or redemption is in the best interests of WTI and its stockholders.

Any Securities redeemed or prepaid prior to August 12, 2008 will restore availability under the $200 million purchase obligation referred to above.

  INTELLECTUAL PROPERTY LICENSING AGREEMENT. In connection with the 1990 Merger, an Intellectual Property Licensing Agreement was entered into among WTI, WM International and Waste Management and provides, among other things, that WTI has a 10-year, non-exclusive, royalty-free license, with two successive 5-year renewal options, to (i) the "BRINI" recycling and composting technology owned by WM International; (ii) the Recycle America(R) and Recycle Canada(R) trademarks and logos and the related materials separation and processing technology of Waste Management for use in conjunction with the development or operation of recycling facilities at or adjacent to any WTI facility; and (iii) the proprietary technology and know-how of Waste Management in the area of landfill gas recovery and the conversion of such gas to energy. Waste Management further agreed to use reasonable and good faith efforts to give WTI substantial responsibility for the electricity-generating portion of each landfill gas-to-energy facility owned by Waste Management. Waste Management agreed that only WTI shall develop the business of designing, constructing, operating and maintaining landfill gas recovery facilities for governmental, industrial and other third party customers, and that Waste Management will assist WTI in such development. To the extent WTI develops landfill gas recovery technology and know-how during the period of its license (and renewals) from Waste Management, it will share such technology and know-how with Waste Management on a similar royalty-free basis. WTI may waive its rights to develop landfill gas recovery systems on a case-by-case basis in those situations in which minimum financial objectives established by the Board of Directors can not be achieved by WTI through development of such projects. Projects waived by WTI may be developed by Waste Management. The licenses and related rights and obligations to conduct business granted under the Intellectual Property Licensing Agreement shall terminate, as to facilities not already operational, contractually committed or the subject of, or contemplated by, a bid or other submission previously made by WTI or Waste Management, as the case may be, at the earlier of the termination of the stated license periods, the expiration of any patent licensed pursuant thereto, or the date on which WTI is no longer a majority-owned subsidiary of WMX.

  AMENDED AND RESTATED MASTER INTERCORPORATE AGREEMENT. The Company, WMX and Chemical Waste Management, Inc. ("CWM"), a wholly owned subsidiary of WMX, are parties to an Amended and Restated Master Intercorporate Agreement (the "Amended Intercorporate Agreement"), originally entered into in connection with the 1990 Merger, which provides, among other things, that WTI shall invest its excess cash in WMX obligations (so long as such investments would not be a material factor in affecting the ability of WTI to obtain or maintain an "A" long-term debt rating). Under the Amended Intercorporate Agreement, WMX is required to fund WTI's working capital requirements on an unsecured basis (but with rights of set off), with the aggregate outstanding advances not to exceed at any time the amount of WTI excess cash then invested with WMX (the "Compensating Balance Facility"), plus (until December 31, 1997 and to the extent not prohibited by agreements with third parties) $100 million (the "$100 Million Facility"). WTI may borrow such funds from WMX on open account under both the $100 Million Facility and the Compensating Balance Facility at floating interest rates that will match WMX's 30-day commercial paper rate plus WMX's cost of providing funds. WTI may at its option also borrow funds for fixed terms of up to ten years under the Compensating Balance Facility (however the maturities of such borrowings may not extend beyond the date on which WTI's deposits with WMX come due) and for fixed terms of up to 270 days under the $100 Million Facility. The interest rate for any fixed or term loan borrowing by WTI will be WMX's total effective cost for borrowings of a comparable maturity. To the extent that WTI can demonstrate the availability to it of lower short-term borrowing rates, or higher rates of return on short-term investments involving risks comparable to those inherent in investments in short-term debt instruments of WMX, it is entitled to pay such rates on amounts borrowed from WMX or receive such rates on amounts invested with WMX, as the case may be. As of December 31, 1996, the amount of WTI's deposits with WMX (including principal and accrued but unpaid interest) totalled approximately $ 393.1 million. The largest amount on deposit with WMX during 1996 was approximately $393.1 million. During 1996, WTI was paid interest on such deposits at rates ranging from 5.23% to 7.88% depending upon maturity. As of December 31, 1996, approximately $109.9 million was due to WMX from WTI (including principal and accrued but unpaid interest). The largest amount of such obligations outstanding during 1996 was approximately $213.1 million. Obligations due to WMX during 1996 bore interest at rates, adjusted every 30 days, ranging from 5.27% to 5.56% as of year-end. In addition, during part of 1996, the Company issued a short term note to WMX for $75 million, with essentially the same terms as borrowing under the Amended Intercorporate Agreement. The proceeds of this note were used to finance second quarter share repurchases and such note was repaid during the fourth quarter.

  Under the Amended Intercorporate Agreement, WMX also agreed to make available to WTI various corporate and support services, including, among other things, the services of WMX's transportation, federal and state government affairs, legal, treasury, tax and environmental audit departments. The Amended Intercorporate Agreement also requires WMX to make available to WTI the services of WMX's corporate risk management department for purposes of administering WTI's insurance and risk management programs. Such corporate support and risk management services are supplied by WMX on a cost reimbursement basis. In 1996, WTI paid WMX approximately $4.2 million for these and related services.

  Pursuant to the Amended Intercorporate Agreement, WTI is designated as the preferred vendor to WMX and CWM for all engineered products of the types then being manufactured or assembled by WTI, including water process equipment and air pollution control systems and equipment. During 1996, WTI charged WMX and its subsidiaries approximately $0.7 million for such products. The amounts charged for such products were determined on an arms-length basis and are believed to approximate the market value thereof.

  The Amended Intercorporate Agreement also provides that WMX has the cumulative, continuing right to purchase from WTI for cash or cash equivalents such number of shares of WTI capital stock as may be necessary for WMX to continue to own a majority of WTI's outstanding voting stock. WMX's rights under this option will expire in the event that such option is exercisable as of the end of any calendar year and is not exercised by April 30 of the immediately following year. The purchase price for the shares of WTI capital stock will be the then current fair market value of such shares. WTI is required to maintain a sufficient number of shares of authorized but unissued capital stock, together with any treasury stock, to permit WMX to exercise its option, and will take such reasonable steps as WMX may request to cause such shares to be listed on the New York Stock Exchange upon issuance and to be subject to the registration rights currently held by WMX with respect to shares of WTI stock already held by it.

  With the exception of the $100 Million Facility, which expires December 31, 1997, with automatic annual renewal periods thereafter, the Amended Intercorporate Agreement will terminate at the time of the termination of WMX's option to maintain WTI as a majority-owned subsidiary of WMX. Either WMX or the Company have the right to terminate the $100 Million Facility effective as of any renewal date by providing 90 days prior written notice of its intent to so terminate the facility.

  WM INTERNATIONAL AGREEMENTS. The Company, WMX, CWM, WM International, Waste Management International, Inc., Waste Management Europe N.V., WTI International Holdings Inc. and RIH Inc. are parties to a Third Amended and Restated International Development Agreement (the "IDA") dated January 1, 1993. The IDA is a successor to an agreement originally entered into by WMX, CWM, WTI and certain of their affiliates in connection with the 1990 Merger.

  The IDA was twice amended and restated in its entirety, first in connection with the initial public offering by WM International of ordinary shares of its capital stock, and again in connection with the Rust Transaction, described below, primarily to provide for the transfer, from CWM to Rust, of CWM's rights thereunder. Pursuant to the IDA, as amended, WTI, WMX and Rust have agreed to vote their WM International shares so that one designee of WTI (or such greater number as shall equal the total number of directors multiplied by the percentage of outstanding WM International shares held by WTI, reduced to the nearest whole number) shall be elected to the Board of Directors of WM International, so long as WTI continues to own or has the right to acquire at least 10% of WM International's outstanding shares (Mr. Buntrock has been designated by WTI as its designee). This agreement also grants WTI an option to maintain beneficial ownership of WM International's outstanding shares at a level having not less than 10% of the voting power of outstanding WM International securities. Pursuant to this agreement, WTI granted to WMX certain rights of first refusal with respect to its WM International shares, WMX granted to WTI certain participation rights with respect to a disposition of WM International shares by WMX, and WM International granted to WTI rights to participation and demand registrations under the Securities Act of 1933 and rights to have WM International facilitate sales in offerings made outside of the United States.

  At the time of WM International's initial public offering, WTI, CWM, WMX, Waste Management International, Inc. and WM International entered into an International Business Opportunities Agreement, which includes certain terms previously contained in the IDA and the Master Intercorporate Agreement discussed above. The International Business Opportunities Agreement was amended and restated in connection with the Rust Transaction, described below, and Rust was added as a party. Under the Amended and Restated International Business Opportunities Agreement, the parties agreed that in order to minimize the potential for conflicts of interest among various subsidiaries under the common control of WMX, WMX has the right to direct all business opportunities to the WMX-controlled subsidiary which, in WMX's reasonable and good faith judgment, has the most experience and expertise in that line of business. Waste management services opportunities outside of North America will be allocated primarily to WM International, and WTI has agreed not to conduct waste management services operations outside of North America other than through its interest in WM International until the later of July 1, 2000 and the date WMX ceases to beneficially own a majority of the outstanding shares of common stock of WTI or a majority of all outstanding voting equity interests of WM International.

  WTI, CWM, Rust, WMX and WM International are also parties to a First Amended and Restated Master License Agreement originally entered into in connection with the initial public offering of WM International. Under the Master License Agreement, as amended, each of WMX, CWM, Rust and WTI, on the one hand, and WM International, on the other, was granted the right to obtain from time to time a non-exclusive license of patents, technology, trademarks, know-how and other intellectual property of the other. A party's license of intellectual property would be usable only within the scope of activities allocated to the party by the Amended and Restated International Business Opportunities Agreement and would be subject to the party's payment of a royalty equal to the fair market value of the license at the time of the grant of the license (subject to a "most favored nation" pricing provision). Sublicensing is not permitted. All of the parties have agreed to share business information and to keep such information confidential. Any services to be provided by the licensing party in connection with the grant of the license and the compensation for the services would be as agreed by the parties to the license at the time of its grant. The Amended and Restated International Business Opportunities Agreement permits WTI to license technology to third parties anywhere in the world, subject to certain conditions.

  In July 1995, the Company and WM International entered into a joint venture agreement to develop waste-to-energy ("WTE") projects outside of North America, Germany and Italy (the "Joint Venture"). The Joint Venture will have the first right to develop WTE projects anywhere in the world outside of North America (which remains exclusively allocated to WTI), Germany and Italy (which remain exclusively allocated to WM International). WTI will have responsibility for early stage development of WTE projects and will bear all of the costs of these development activities. Subject to some exceptions, the Company has committed to expend $10 million toward such development costs during the initial five-year term of the Joint Venture, which expires on July 1, 2000. Thereafter, the Joint Venture will continue indefinitely, subject to the right of either WM International or the Company to terminate it by giving one year's written notice. WM International has the option to hold up to a 49%-equity interest in each project developed by WTI pursuant to the Joint Venture. During 1996, WTI expended $922,000 in development costs pursuant to the Joint Venture.

  RUST TRANSACTION. In December 1992, an Organizational Agreement was entered into among WTI, CWM and The Brand Companies, Inc. ("Brand") pursuant to which WTI and CWM agreed to organize Rust and to acquire newly issued shares of Rust in exchange for contributing certain businesses to Rust (the "Rust Transaction"). On January 1, 1993, pursuant to the Organizational Agreement, WTI contributed to Rust, in exchange for approximately 42% of the outstanding capital stock of Rust at that time, its two principal engineering, environmental consulting and construction businesses, its London-based international engineering and consulting business, certain Disposal Credits and cash. At the same time, CWM contributed to Rust, in exchange for approximately 58% of the outstanding capital stock of Rust at that time, all of its ownership in Brand, its hazardous substance remediation services businesses, its ownership interest in WM International and certain indebtedness owed by Brand to CWM. In addition, WTI, CWM, Rust and various of their affiliates entered into several ancillary agreements described below or under "WM International Agreements" above.

  Subsequent to the Rust Transaction, on May 7, 1993 Brand was merged into a subsidiary of Rust, and Rust became owned approximately 40% by WTI, 56% by CWM, and 4% by the former public stockholders of Brand. In July 1995, WMX acquired the outstanding shares of Rust common stock not already owned by the Company or CWM. Although the Company was offered the opportunity to participate in the transaction, the Company determined not to participate following a review of the proposed transaction by WTI's independent directors. The transaction did not affect WTI's 40% ownership interest in Rust nor did it effect any change in control of Rust.

  WTI, WMX, CWM and Rust have also entered into the Rust Intercorporate Services Agreement pursuant to which WMX has committed to loan to Rust up to $350 million, and to provide Rust (at Rust's expense) with all appropriate insurance coverages and bid, performance and other surety bonds to the extent reasonably available, all on terms substantially similar to WMX's arrangement with WTI as described above under "Amended and Restated Master Intercorporate Agreement." Under the Rust Intercorporate Services Agreement, Rust also agreed to provide WTI with certain administrative and benefit services previously managed by one of the WTI subsidiaries contributed to Rust. Such services are provided on a fully-allocated cost basis. WTI was charged approximately $227,800 for such services provided by Rust during 1996. WMX, WTI and CWM have also agreed that Rust will be the preferred vendor of architectural, design, engineering, construction and construction management services (including related procurement services), environmental consulting and engineering services, hazardous substance remediation services, and industrial maintenance and other construction services of the type generally offered by Rust and its subsidiaries to third parties. During 1996, WTI paid Rust $2.6 million for such services, which WTI believes reflects the approximate value for which WTI could have obtained comparable services from unaffiliated third parties. In January 1996, partially as a consequence of Rust's decision to sell its process engineering and construction businesses, the Rust Intercorporate Services Agreement was amended to authorize WMX and its subsidiaries to provide management services to Rust Industrial Services Inc., a Rust subsidiary, and to authorize the Company to find and implement alternative arrangements for obtaining benefits administrative services. With the exception of certain provisions related to the committed credit facility discussed above, the Rust Intercorporate Services Agreement will terminate on December 31, 1997 unless earlier terminated by WMX following the occurrence of certain events of default.

  OTHER PAYMENTS. WTI provides services to, and purchases services from, WMX and its affiliated companies in the ordinary course of business at market rates. During 1996, WTI made payments in addition to those described above of
(i) approximately $6.2 million to Waste Management for waste transportation and transfer station operation services; (ii) approximately $262,000 to WMX for office space rental; and (iii) approximately $386,000 to Waste Management for miscellaneous equipment rentals and services. During 1996, Waste Management delivered waste for disposal to certain WTI facilities pursuant to various contractual arrangements, for which Waste Management paid disposal fees aggregating approximately $27.2 million. During 1996, Rust paid WTI $261,000 for office space rental, and Waste Management paid WTI $67,000 for office space rental. In addition, WTI received approximately $91,000 from WMX and its affiliates in royalties.

  WMX has agreed to provide a guarantee in respect of WTI's outstanding indebtedness at one of its trash-to-energy facilities. As consideration for WMX's credit support, the Company pays WMX an annual fee equal to 0.25% of the principal amount of such outstanding indebtedness. WTI believes such annual fee to be at a rate equal to or better than that obtainable from unaffiliated third parties with a similar credit rating. In 1996, WTI paid WMX approximately $82,000 for such credit support.

OTHER TRANSACTIONS

  STOCK OPTION PLAN LOANS. When an option is exercised by an optionee under the 1992 Stock Option Plan or the Directors Plan at a time when the fair market value of the underlying stock exceeds the option exercise price, the difference is treated as ordinary income to the optionee for income tax purposes and the Company is entitled to a deduction equal to such amount. The Internal Revenue Service has indicated that it will disallow such a deduction unless the employer withholds the tax payable by the optionee by reason of such exercise. To facilitate the purchase of stock upon exercise of such options, and to assure itself of the deductions, the Company has a policy of making available interest-free loans, in an amount up to the equivalent of all applicable tax withholding requirements, to optionees whose exercise of options results in ordinary income to them in excess of $10,000. All such loans are required to be repaid not later than April 15 in the year following the year in which such loans were made, unless otherwise extended. There were no such loans in excess of $60,000 outstanding to the Company's directors and executive officers during the period from January 1, 1996 through March 15, 1997. The Company also makes available to optionees interest-free loans for a period not to exceed 15 days to facilitate the exercise of options and the sale of the underlying stock. The largest amounts of such loans from the Company in excess of $60,000 pursuant to such policy which were outstanding to the Company's directors and executive officers during the period from January 1, 1996 through March 15, 1997 were as follows: Mr. Haak--$70,546; Mark Paul-- $867,351; James Wood--$261,482; Mr. Meister--$1,295,955. Such loans have been repaid and are not outstanding as of March 15, 1997.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP has been selected by the Board of Directors, upon the recommendation of its Audit Committee, to continue to act as the Company's independent auditors in 1997. Representatives of Arthur Andersen LLP will be present at the 1997 annual meeting of stockholders, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                             FINANCIAL STATEMENTS

  WTI has enclosed its Annual Report to Stockholders for the year ended December 31, 1996 with this proxy statement. Stockholders are referred to the report for financial and other information about WTI, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

                           PROPOSALS BY STOCKHOLDERS

  Any proposals by stockholders intended to be presented at the 1998 annual meeting must be received by WTI no later than November 28, 1997 in order to be considered by the Board of Directors for inclusion in WTI's 1998 proxy statement. In order for a stockholder to nominate a candidate for director, under WTI's by-laws timely notice of the nomination must be received by WTI in advance of the meeting. Ordinarily, such notice must be received not less than 30 nor more than 60 days before the meeting (but if WTI gives less than 40 days notice of the meeting, then such notice must be received prior to the meeting and within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made). The stockholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.

  In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by WTI within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and other specific matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal considered for inclusion in WTI's 1998 proxy statement.

  In each case the notice must be given to the Secretary of WTI, whose address is 3003 Butterfield Road, Oak Brook, Illinois 60521. Any stockholder desiring a copy of WTI's by-laws will be furnished one without charge upon written request to the Secretary.

                                 OTHER MATTERS

  You are again urged to attend the annual meeting. Proxies will be solicited by the Board of Directors through use of the mails. Proxies may also be solicited by directors, officers and a small number of other employees of WTI personally or by mail, telephone or otherwise, but such persons will not be compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting material to the beneficial owners of stock held of record by them, and WTI has hired Reinhard Associates to coordinate the solicitation of proxies by and through such holders for a fee of approximately $3,500 plus expenses. The entire cost of the Board of Directors' solicitation will be borne by WTI.

  The Board of Directors does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are presented for a vote, the proxies will be voted as to such matters in accordance with the judgment of the persons acting under the proxies.

                                          By Order of the Board of Directors,
                                          LOGO
                                          Thomas A. Witt
                                           Secretary

                        WHEELABRATOR TECHNOLOGIES INC.

                        Annual Meeting, April 30, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     Dean L. Buntrock and Thomas A. Witt, each with power of substitution, are hereby authorized to vote all shares of common stock of Wheelabrator Technologies Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Wheelabrator Technologies Inc. to be held on Wednesday, April 30, 1997, and at any adjournments, as specified on the reverse side.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

              (Please mark this Proxy and sign and date it on the reverse side hereof and return it in the enclosed envelope.)


                            [FOLD AND DETACH HERE]


A vote FOR proposal 1 is recommended by the Board of Directors.
1 Election of Directors.

      FOR each            WITHHOLD         Nominees: Dean L. Buntrock,
  nominee listed          AUTHORITY                  James E. Koenig.
 except nominee(s)     TO vote for each              Lt. Gen. Thomas P. Stafford
written to the right    nominee listed

       [_]                   [_]           (Instructions: To withhold authority
                                                          to vote for any
                                                          individual nominee,
                                                          write the nominee's
                                                          name on the line
                                                          provided below.)

                                           -----------------------------------

2. In their discretion, on such other business as may property come before the meeting.






A MAJORITY (OR IF ONLY ONE, THEN THAT ONE) OF THE PERSONS NAMED ON THE REVERSE SIDE OR THEIR SUBSTITUTES WHO SHALL BE PRESENT AND ACTING AT THE MEETING SHALL HAVE THE POWERS CONFERRED HEREBY.

Dated                                                              , 1997
     --------------------------------------------------------------

-------------------------------------------------------------------------------


-------------------------------------------------------------------------------

Signature of Stockholder(s)--Please sign name exactly as imprinted (do not print). Please indicate any change of address.

NOTE: Executors, administrators, trustees and others signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH holder should sign.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.

                            [FOLD AND DETACH HERE]